Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Beasley Broadcast Group, Inc. of our report dated February 26, 2016 relating to the consolidated financial statements and schedule, as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, appearing in the Annual Report on Form 10-K for the year ended December 31, 2015 of Beasley Broadcast Group, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

November 21, 2016